UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ORTHOFIX INTERNATIONAL N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orthofix International N.V.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

Meeting Date:

June 19, 2014

at 11:00 a.m. (local time)

Meeting Place:

Orthofix International N.V.

7 Abraham de Veerstraat

Curaçao

Dear Shareholders:

We will hold the 2014 Annual General Meeting of Shareholders (the “Annual General Meeting”) on June 19, 2014, at 11:00 a.m. (local time) at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

This booklet includes the notice of Annual General Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

Ronald A. Matricaria

Chairman of the Board

April 30, 2014

NOTICE AND PROXY STATEMENT

for Shareholders of

ORTHOFIX INTERNATIONAL N.V.

7 Abraham de Veerstraat

Curaçao

for

2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 19, 2014

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix International N.V., a Curaçao company (“Orthofix” or the “Company”), in connection with the upcoming 2014 Annual General Meeting of Shareholders (the “Annual General Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual General Meeting and at any adjournment thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual General Meeting

Notice is hereby given that the Annual General Meeting will be held on June 19, 2014, at 11:00 a.m., local time, at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

Purpose of the Annual General Meeting

1. Election of Board of Directors. Shareholders will be asked to consider, and, if thought fit, approve a resolution to elect the following persons to the Board of Directors: James F. Hinrichs, Guy J. Jordan, PhD, Anthony F. Martin, PhD, Bradley R. Mason, Ronald A. Matricaria, Kathleen (“Kathy”) T. Regan, Maria Sainz and Davey S. Scoon. The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees for director.

2. Approval of Financial Statements for the Fiscal Year Ended December 31, 2013. Shareholders will be asked to consider, and, if thought fit, approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2013. The Board of Directors recommends that shareholders vote FOR the proposal to approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2013.

3. Ratification of the Selection of Ernst & Young LLP. Shareholders will be asked to consider, and, if thought fit, approve a resolution to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2014. The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.

4. Advisory and Non-Binding Resolution on Executive Compensation. Shareholders will be asked to consider, and, if thought fit, approve an advisory and non-binding resolution on executive compensation. The Board of Directors recommends that shareholders vote FOR the proposal to approve the advisory and non-binding resolution on executive compensation.

5. Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual General Meeting or any adjournment thereof.

Please read a detailed description of proposals 1 through 4 stated above beginning on page 40 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on May 1, 2014 are being sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

Documents Available for Inspection

A copy of the consolidated financial statements for the fiscal year ended December 31, 2013 have been filed at the offices of Orthofix at 7 Abraham de Veerstraat, Curaçao and are available for inspection by shareholders until the conclusion of the Annual General Meeting.

By Order of the Board of Directors

Jeffrey M. Schumm

Chief Administrative Officer, General Counsel and

Corporate Secretary

April 30, 2014

PROXY STATEMENT FOR THE ORTHOFIX INTERNATIONAL N.V.

2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 5, 2014.

ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on May 1, 2014 (the “Record Date”) are being sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock. There are currently 18,436,516 shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of fifty percent (50%) of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual General Meeting. An absolute majority of the votes cast will be required in order to approve the proposals before the Annual General Meeting, except that the directors shall be elected by a plurality of the votes cast. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but they are not counted as votes cast and therefore will not have any effect on the outcome of voting on the proposals. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Annual General Meeting.

All shares of Orthofix common stock that are represented at the Annual General Meeting by properly executed proxies received prior to or at the Annual General Meeting and which are not validly revoked, will be voted at the Annual General Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals. The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual General Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual General Meeting. Attending the Annual General Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, at or before the taking of the vote at the Annual General Meeting.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Morrow & Co., LLC is assisting us with the solicitation of proxies for a fee of up to $225,000 plus out-of-pocket expenses.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”). A copy of the 2013 Form 10-K is contained in the materials that we are sending you with this proxy statement. The 2013 Form 10-K is also available on our website at www.orthofix.com. If you would like to receive an additional copy of the 2013 Form 10-K, we will send you one without charge. Please write to:

Orthofix International N.V.

3451 Plano Parkway

Lewisville, TX 75056

Attention: Mr. Mark Quick, Investor Relations

You may also contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com.

The voting results

We will publish the voting results from the Annual General Meeting in a Current Report on Form 8-K, which we will file with the SEC after the conclusion of the meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have any questions about the Annual General Meeting, voting or your ownership of Orthofix common stock, please contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com. For directions to the meeting please consult the Company’s website at www.orthofix.com/investors/annuals.asp.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 19, 2014

•	The 2014 Proxy Statement and the 2013 Annual Report to Shareholders are available at www.orthofix.com/investors/annuals.asp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS

Who are the principal owners of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of Orthofix common stock. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the common stock are based on 18,436,516 shares of our common stock outstanding as of the date hereof. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	1,384,033	(1)	7.5%
40 East 52nd Street New York, NY 10022

Wellington Management Company, LLP	1,139,829	(2)	6.2%
280 Congress Street Boston, MA 02210

North Tide Capital	1,089,000	(3)	5.9%
40 East 52nd Street New York, NY 10022

The Vanguard Group, Inc.	1,026,595	(4)	5.6%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Information obtained from a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 3, 2014. The Schedule 13G/A discloses that BlackRock has sole voting power and sole dispositive power over all of these shares
(2)	Information obtained from a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP (“Wellington”) on February 14, 2014. The Schedule 13G/A discloses that Wellington has shared power to vote or direct the vote of 926,751shares, and shared power to dispose or to direct the disposition of 1,139,829 shares, in each case, in its capacity as investment adviser to clients of Wellington who are holders of record of Orthofix’s common stock.
(3)	Information obtained from a Schedule 13G filed with the SEC jointly by North Tide Capital Master, LP (the “Master LP”), North Tide Capital, LLC and Conan Laughlin on April 4, 2014. The Schedule 13G discloses that North Tide Capital, LLC and Mr. Laughlin have shared power to vote and dispose of all of the reported shares, and that 980,100 of such shares are beneficially owned for the Master LP, which has shared power to vote and dispose of these 980,100 shares.
(4)	Information obtained from a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 12, 2014. The Schedule 13G/A discloses that Vanguard has sole power to vote or direct the vote of 28,556 shares, sole power to dispose of or to direct the disposition of 998,939 shares, and shared power to dispose or to direct the disposition of 27,656 shares.

Common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of our common stock, including stock options currently exercisable and exercisable within 60 days of the Record Date, by each director, each director nominee, each current and former executive officer listed in the Summary Compensation Table, and all current directors, director nominees and executive officers as a group. The percent of class figure is based on 18,436,516 shares of our common stock outstanding as of the date hereof. All directors, director nominees and current executive officers as a group beneficially owned 811,347 shares of Orthofix common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Robert S. Vaters**	316,023	(1)	1.7%
Michael M. Finegan	233,110	(2)	1.3%
Jeffrey M. Schumm	118,909	(3)	*
Emily Buxton***	52,896	(4)	*
Bradley R. Mason	50,000	(5)	*
Kenneth R. Weisshaar	14,478	(6)	*
Davey S. Scoon	11,293	(7)	*
Maria Sainz	11,188	(8)	*
Dr. Guy J. Jordan	9,890	(9)	*
Davide Bianchi	9,250	(10)	*
Ronald A. Matricaria	8,000	(11)	*
Dr. Walter P. von Wartburg	7,000	(12)	*
Kathleen T. Regan	950	(13)	*
Anthony F. Martin	—		*
James F. Hinrichs	—		*
All directors, director nominees and current executive officers as a group (14 persons)	811,347		4.3%

*	Represents less than one percent.
**	Mr. Vaters is no longer employed by the Company, but served as an executive officer during the 2013 fiscal year until March 13, 2013.
***	Ms. Buxton has voluntarily resigned employment as of May 14, 2014, and is no longer currently serving as an executive officer of the Company.
(1)	Reflects 21,023 shares owned directly and 295,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(2)	Reflects 49,142 shares owned directly and 183,968 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(3)	Reflects 46,242 shares owned directly and 72,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(4)	Reflects 27,729 shares owned directly and 25,167 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(5)	Reflects 50,000 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(6)	Reflects 14,478 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(7)	Reflects 11,293 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(8)	Reflects 11,188 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(9)	Reflects 9,890 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(10)	Reflects 9,250 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(11)	Reflects 8,000 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(12)	Reflects 7,000 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.
(13)	Reflects 950 shares owned directly and – shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of these reports from the Reporting Persons, we believe that during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with except that (i) a restricted stock and stock option grant to Ms. Buxton in April 2013 was reported one week late, and (ii) the Forms 3 for Mr. Bianchi, Ms. Regan and Randy Thurman (as well as the related Forms 4 for Ms. Regan and Mr. Thurman for their respective stock option grant upon joining the Board) were each filed late as a result of the Company’s finance department not obtaining EDGAR codes by the applicable Form 3 or Form 4 due date. In the case of the Forms 4 for Ms. Regan and Mr. Thurman, the underlying grants were reported on Form 8-K before the Form 4 deadline.

INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

Our Board of Directors is currently comprised of 10 seats, though the Board has resolved to set the size of the Board at eight members effective at the Annual General Meeting. The directors are elected at each Annual General Meeting by a plurality of the votes cast, in person or by proxy by the shareholders. Directors are elected for one-year terms. Because we are required by Curaçao law to hold the Annual General Meeting in Curaçao, we do not have a policy regarding director attendance at the Annual General Meeting of Shareholders. No directors were present at our 2013 Annual General Meeting of Shareholders. Our Articles of Association currently provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined by resolution of the Board.

Our Board usually meets at least four times per year in person at regularly scheduled two-day meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional meetings each year by telephone conference as events require. The Board met 12 times during 2013, four of which meetings were two-day in-person meetings and eight of which were telephonic meetings. The Board has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Compliance Committee and the Nominating and Governance Committee. During 2013 each director attended more than 75% of the aggregate of all meetings by the Board of Directors and the Committees on which he or she served held during the period for which he or she was a director or Committee member, as applicable.

Of the eight persons the Board has nominated for election as a director at the Annual General Meeting, the Board has determined that each of Mr. Hinrichs, Dr. Jordan, Dr. Martin, Mr. Matricaria, Ms. Regan, Ms. Sainz and Mr. Scoon are independent under the current listing standards of the Nasdaq Global Select Market. A list of our director nominees and background information for each of them is presented in the section “Proposal 1: Election of Directors,” beginning on page 40.

Board Leadership Structure

Mr. Matricaria, who is an independent director, serves as the Chairman of the Board. Mr. Mason, who is also a director, serves as the Company’s President and Chief Executive Officer. The Board believes that the separation of these two critical roles best serves the Company’s shareholders at this time because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while our independent Chairman focuses on leadership of the Board.

The Audit and Finance Committee

Our Audit and Finance Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit and Finance Committee’s Report for 2013 is printed below at page 47.

The Board has adopted a written charter for the Audit and Finance Committee, a copy of which is available for review on our website at www.orthofix.com.

The Audit and Finance Committee met 33 times during 2013 (five of which meetings were in-person meetings and 28 of which were telephonic meetings).

Ms. Regan, Ms. Sainz, Mr. Scoon and Mr. Weisshaar currently serve as members of the Audit and Finance Committee, with Mr. Scoon serving as Chair. Effective as of the Annual General Meeting, the committee will be comprised of Mr. Hinrichs, Ms. Regan and Mr. Scoon, with Mr. Hinrichs serving as Chair. Under the current rules of the Nasdaq Global Select Market and pursuant to Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, all of the committee members, both those serving before and after the above-described changes, are independent. Our Board of Directors has determined that each of Mr. Hinrichs and Mr. Scoon is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers and other key employees, including all elements of compensation. The committee administers our 2012 Long-Term Incentive Plan (the “2012 LTIP”), the primary equity incentive plan under which we make equity-related awards. In addition, the committee administers our Amended and Restated Stock Purchase Plan (the “SPP”), an equity plan under which most of our employees and directors are eligible to purchase common stock of the Company. The committee also administers prior plans that continue to have outstanding awards, but under which we no longer grant awards. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives” for information on these plans.

The Compensation Committee met seven times during 2013 (four of which were in-person meetings and three of which were telephonic meetings).

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com.

Dr. Jordan, Mr. Scoon and Dr. von Wartburg currently serve as members of the Compensation Committee, with Dr. Jordan serving as Chair. Effective as of the Annual General Meeting, the committee will be comprised of Dr. Jordan, Mr. Scoon and Ms. Sainz, with Dr. Jordan continuing to serve as Chair. All of the committee members, both those serving before and after the above-described changes, (i) are non-employee, non-affiliated, outside directors who have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and (ii) satisfy the qualification standards of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Section 16 of the Exchange Act.

No interlocking relationship, as defined in the Exchange Act, currently exists, nor existed during 2013, between our Board or Compensation Committee and the board of directors or compensation committee of any other entity.

The Compliance Committee

The Compliance Committee was formed in December 2013, and met for the first time in February 2014. The committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program and the Company’s compliance with certain laws and regulations, including those related to the U.S. Food and Drug Administration and requirements of the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws. The Committee also assists the Board in overseeing the Company’s compliance with the Company’s own Code of Conduct, policies and procedures.

The Board has adopted a written charter for the Compliance Committee, a copy of which is available for review on our website at www.orthofix.com.

Dr. Jordan, Dr. Martin and Ms. Sainz serve as members of the Compliance Committee, with Ms. Sainz serving as Chair. All of these members have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each Annual General Meeting of Shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee also periodically reviews with the Chairman of the Board and the President and Chief Executive Officer succession planning, and makes recommendations to the Board in connection with succession planning.

The Nominating and Governance Committee met six times in 2013 (three of which were in-person meetings and three of which were telephonic meetings).

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com.

Dr. Martin, Ms. Regan and Mr. Weisshaar currently serve as members of the Nominating and Governance Committee, with Ms. Regan serving as Chair. Effective as of the Annual General Meeting, the committee will be comprised of Mr. Hinrichs, Dr. Martin and Ms. Regan, with Ms. Regan continuing to serve as Chair. All of the committee members, both those serving before and after the above-described changes, have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

Code of Conduct and Ethics

All Orthofix employees, directors and executive officers are required to comply with the Code of Conduct and Ethics that we have adopted. The goals of our Code of Conduct and Ethics, as well as our corporate compliance program (which we have branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) the full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct and Ethics, and (v) accountability for adherence to the Code of Conduct and Ethics. Our Code of Conduct and Ethics applies to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information and workplace conduct. Under the Code of Conduct and Ethics, employees, directors and executive officers are responsible for promptly reporting potential violations of any law, regulation or the Code of Conduct and Ethics to appropriate personnel or a hotline we have established.

Our Code of Conduct and Ethics is available for review on our website at www.orthofix.com under the Corporate Governance caption in the Investors section.

Board’s Role in Risk Oversight

One of the important roles of our Board of Directors is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit and Finance Committee oversees our financial statements and the Compliance Committee assists in the Board’s oversight of compliance with certain legal and regulatory requirements. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and Chief Administrative Officer, Corporate Secretary and General Counsel, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person Board meetings on committee activities from each committee Chair. In addition, the president or other senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to our Board of Directors. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its on-going strategic planning process.

Shareholder Communication with the Board of Directors

To facilitate the ability of shareholders to communicate with the Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, or The Board of Directors, c/o Mr. Ronald A. Matricaria, Chairman of the Board of Directors, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056.

Mr. Matricaria reviews all correspondence addressed to the Board of Directors and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Matricaria, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com.

The Nominating and Governance Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies and industry knowledge. The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating and Governance Committee do not have a formal policy with respect to the diversity of directors.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall send notice to the Board c/o Kathleen Regan, Chair of the Nominating and Governance Committee, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than 180 days before the first anniversary of the last Annual General Meeting of Shareholders. Once we receive the recommendation, the Nominating and Governance Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the 2014 Annual General Meeting of Shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Procedures for Approval of Related Person Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions are set forth in our Code of Conduct and Ethics. Our policy is that the Audit and Finance Committee will review and approve all related party transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Company did not have any related party transactions meeting this threshold during 2013.

COMPENSATION DISCUSSION AND ANALYSIS

2013 Overview

2013 was a transitional year for the Company. In March 2013, we appointed Bradley R. Mason as our new President and Chief Executive Officer. Since mid-2013, we have appointed four new independent directors to the Board, including a new Chairman of the Board, each of whom are being nominated for election by shareholders at the Annual General Meeting. This represents a slate of directors being proposed which consists of over 60% new directors since March 2013. During the first quarter of 2014, we completed the filing with the Securities and Exchange Commission of a multi-year restatement of financial statements that followed the initiation of an independent review of certain accounting matters by our Audit and Finance Committee beginning in July 2013.

From an operational standpoint, we redefined our business segments in 2013 into four strategic business units (SBUs):

•	BioStim;

•	Biologics;

•	Extremity Fixation; and

•	Spine Fixation.

We believe that this new segmentation structure will help each business unit to focus on distinct attributes and opportunities that maximize its respective potential, as well as to provide greater internal and external transparency into how each unit is performing.

From a financial standpoint, 2013 was a disappointing year that is not reflective of where the Board and our management team believe the Company should be operating. As further described herein, these financial results resulted in most of our named executive officers receiving no cash annual incentive plan award for 2013 (although several named executive officers received other cash awards related to promotions, new hiring or other special circumstances). Consistent with our pay for performance philosophy, the lack of an annual incentive award for 2013 performance resulted in our currently employed named executive officers’ actual total cash compensation for 2013 being, in the aggregate, below the 25th percentile when compared to the publicly disclosed 2012 total cash compensation of our proxy-based peer group. Actual total direct compensation (total actual cash compensation plus the expected value of long-term incentive plan grants) was determined to be below the 35th percentile rank. The Compensation Committee believes that our compensation philosophy aligns the interests of our executive officers and shareholders, and we intend to continue providing cash and equity-based incentives that are aligned with our actual financial and operational performance.

Compensation Philosophy

Our Compensation Committee (Committee) discharges the responsibilities of the Board relating to all compensation of the Company’s executive officers, including equity-based compensation. The Committee guides itself in large part by our executive compensation philosophy. This philosophy reflects a “pay-for-performance” outlook in consideration of our growth (whether internal or as a result of acquisitions) and our objectives of attracting, retaining and motivating executive officers and other key employees while increasing shareholder value. We must attract talent for us to grow successfully. At the same time, we must retain and motivate talent in order to engage them to help us achieve our goals. Finally, we must consider all these elements in the context of our ultimate objective of enhancing the value of the Company for our shareholders.

Based on this philosophy, the Committee’s goal is to fairly compensate executive officers with an emphasis on providing incentives that balance the promotion of both our short- and long-term objectives. As described in more detail below, achievement of short-term objectives is rewarded through base salary and cash incentive awards, while grants of stock options and restricted stock encourage executive officers to focus on our long-term goals. These core components remain the basis for our executive compensation philosophy as we seek to achieve growth.

In implementing this overall “pay-for-performance” compensation philosophy for the Company’s executive officers, the Committee places considerable emphasis on variable elements of pay within the executive compensation program. These elements consist of the Company’s annual incentive plan, which is intended to reward executive officers for achieving specific operating and financial objectives, as well as stock options and shares of restricted stock, to the extent they are available to grant. The Committee seeks to provide rewards through the annual incentive plan by measuring performance based on key pre-established measures reflecting positive financial performance by the Company and its business units and divisions. The Committee also seeks to provide strong linkage between executives and shareholders with grants of stock options and shares of restricted stock, as the value of these awards appreciates in accordance with the market value of the Company’s common stock. In addition to variable compensation programs, executives also receive health and welfare benefits that are generally consistent with the level of health and welfare benefits provided to all Company employees.

Governance of Executive Compensation

As described further below, executive compensation for our executive officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes is reflected in the following elements of our executive compensation:

•

50th Percentile of Peer Total Compensation Target. The Committee believes that the Company must offer competitive target total compensation to recruit and retain key executive talent. As such, our executive compensation program has been structured to provide total direct compensation opportunity (base salary plus target cash opportunities plus long-term incentive grants) at or near the 50th percentile of competitive market practices of our industry peers. This peer group is comprised of organizations within our industry and that are within range of our company size taking into consideration strong pay correlation elements such as revenues and market capitalization. These are also companies with which we may compete directly for executive talent.

•

Pay At Risk Based on Performance. As our programs are designed using a pay for performance philosophy, actual pay realized (earned) by our executives is predominantly at risk through our performance-based annual incentive program and through our long-term incentive grants that consist of both stock options (which will only provide value to executives if our stock price appreciates) and restricted stock.

•

Stock Ownership Guidelines Align Our CEO and Outside Directors with Shareholders. The Committee believes that a significant portion of each executive’s and outside director’s compensation should be tied to the Company’s financial performance and share price. We seek to award stock options and restricted stock pursuant to our long-term incentive plan so that over a period of time, a significant portion of actual compensation is provided in the form of share-based compensation. In this regard, we have adopted stock ownership guidelines that apply to our President and Chief Executive Officer and outside directors.

•

Clawback Policy Promotes Long-Term Performance – We have proactively adopted a clawback policy that applies to each of our executive officers, and applies to both cash-based and equity-based compensation.

•

No Repricing of Stock Options. Equity awards, including stock options, are never issued with below-market exercise prices, and the repricing of stock options without shareholder approval is expressly prohibited under both the 2004 LTIP and 2012 LTIP. The Committee believes that the issuance of discount stock options and authorization of post-grant date repricings are each not performance-based pay practices, and therefore inconsistent with the Committee’s commitment to pay for performance.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating employee compensation, including the total compensation packages for our executive officers and other key employees and compensation under the Company’s equity incentive plans and other Company compensation policies and programs. The Committee specifically considers and approves the compensation for the Chief Executive Officer and other executive officers. It is also responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on select senior executive officers to make recommendations on certain aspects of compensation as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The Committee last amended its charter in February 2014. The charter is available on our website at www.orthofix.com. Dr. Jordan, Mr. Scoon and Dr. von Wartburg currently serve as members of the Compensation Committee, with Dr. Jordan serving as Chair. During 2013, each member of the Board who served on the Committee was an independent, non-employee, non-affiliated, outside director while he or she served on the Committee. The Committee has furnished its report below.

Throughout this proxy statement, the following persons are referred to collectively as our “named executive officers”:

(i)	Bradley R. Mason, our President and Chief Executive Officer (who joined in March 2013 after having recently served as a part-time consultant);

(ii)	Emily Buxton, our Chief Financial Officer during 2013 (who will be ceasing employment with the Company in May 2014);

(iii)	Michael M. Finegan, our Chief Strategy Officer;

(iv)	Jeffrey M. Schumm, our Chief Administrative Officer, General Counsel and Corporate Secretary;

(v)	Davide Bianchi, our President, Global Extremity Fixation (who joined us in July 2013); and

(vi)	Robert S. Vaters, our former President and Chief Executive Officer (who ceased employment with us in March 2013).

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential targets and goals under our annual incentive program as well as possible stock option or restricted stock grants. This information is prepared in accordance with the market-based compensation data developed by the Committee’s independent and outside compensation consultant, Towers Watson, and approved by the Committee. The Committee then reviews this information in connection with it setting the annual incentive targets and goals. The Chief Financial Officer is generally responsible for the compensation process within the Company, and provides input to the Committee in such capacity. The President and Chief Executive Officer also provides the Committee with additional input and perspective in connection with the Committee’s salary determinations for named executive officers. The President and Chief Executive Officer and Chief Financial Officer frequently attend meetings of the Committee in these respective capacities. To the extent required or advisable, these executive officers are excluded from any Committee discussions or votes regarding their compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Towers Watson since 2004 as its outside compensation consultant.

In its role as compensation consultant, Towers Watson has worked with the Committee to develop our executive and director compensation philosophy, and Towers Watson periodically conducts reviews and updates of our executive officer and director compensation programs and long-term incentive practices at the request of the Committee.

At the Committee’s request, during each of the last three years Towers Watson has conducted an assessment of compensation levels for our top five executive positions as well as key business unit leadership positions. Towers Watson compared Orthofix executive pay levels versus the competitive market to determine whether they remain consistent with our compensation philosophy. In conducting these assessments, Towers Watson made comparisons to our then current peer group and considered the compensation levels and program design for executive officers of those peer group companies based upon publicly-available disclosure regarding the compensation arrangements at those companies. The most recent assessment, which was completed in December 2013, indicated that, on average, base salary compensation for our named executive officers was positioned at the market median of our peer group. Total target cash compensation levels (base salary plus target annual incentive plan opportunity) were found to be positioned between the 50th and 75th percentiles, however, based on our pay for performance philosophy, we awarded no annual incentive plan bonuses for 2013. This resulted in our currently employed named executive officers’ actual total cash compensation for 2013 being, in the aggregate, below the 25th percentile when compared to the publicly disclosed 2012 total cash compensation of our proxy-based peer group. Actual total direct compensation (total actual cash compensation plus the expected value of long-term incentive plan grants) was determined to be below the 35th percentile rank. Based on our financial performance in 2013, we believe that actual pay below the market median is appropriate and aligned with our pay for performance philosophy.

During 2013, other analyses that were conducted by Towers Watson included:

•

A “pay for performance” analysis of the Company’s historic compensation for the President and Chief Executive Officer position as compared to (i) peer companies and (ii) the Company’s total shareholder return during periods assessed.

•	A review and restructuring of our peer group described under “Benchmarking” below.

•	A review of long-term incentive trends and practices within the Company’s peer group, and share utilization and overhang analysis with respect to the Company’s long-term incentive plans.

•	Other ad hoc assessments, as requested by the Committee.

In connection with their engagement, Towers Watson reported to the Committee regarding its independence based on the six factors outlined in SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered these factors in connection with the re-engagement of Towers Watson in 2013, and concluded that Towers Watson is independent and that its engagement by the Committee raised no conflicts of interest.

The Role of Shareholder Say-on-Pay Votes.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s Annual General Meeting of Shareholders held in June 2013, 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. This followed a 97% vote in favor at the prior year’s meeting in 2012, and a 98% vote in favor at the meeting in 2011. The Committee believes these voting results affirm shareholders’ support of the Company’s approach to executive compensation. The Committee evaluated the results of the 2013 say-on-pay proposal at its September 2013 meeting. The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by our compensation consultant, and review of data of a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s subsequent decisions regarding our named executive officers’ compensation during 2013 and 2014, the Committee did not make any changes to our executive compensation program and policies as a result of the 2013 say-on-pay proposal voting results. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its named executive officers.

Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. During 2013, the Committee engaged Towers Watson to conduct an executive compensation analysis that provided summarized data on market competitive levels of total compensation. In conducting the 2013 benchmarking, Towers Watson utilized a selection of peer companies, which was reviewed and approved by the Committee in September 2013 to ensure that it represented organizations of the appropriate size and complexity based upon key criteria including financial profile, business complexity, medical technology product lines and geographic penetration. This peer group contained the following sixteen medical technology and device manufacturers and distributors, some of which we may compete against for executive talent.

Alphatec Holdings, Inc.	Merit Medical Systems, Inc.

Angiodynamics, Inc.	NuVasive, Inc.

Arthrocare Corporation	NxStage Medical, Inc.

CONMED Corporation	Spectranetics Corporation

Greatbatch, Inc.	Thoratec Corporation

Haemonetics Corporation	Tornier N.V.

Integra LifeSciences Holdings Corporation	Volcano Corporation

Masimo Corporation	Wright Medical Group Inc.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•	annual salary;

•	performance-based incentives in the form of annual cash bonuses; and

•	long-term equity-based incentives under our long-term incentive plan.

The Committee reviews annually what portion of an executive officer’s compensation should be in the form of salary, potential annual performance-based cash bonuses and long-term equity-based incentive compensation. The Committee believes an appropriate mix of these elements, commensurate with our compensation philosophy, will assist the Committee in meeting its compensation objectives. See “– Executive Compensation Philosophy” below for more information on the Committee’s guidelines for each element of executive compensation. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, bonus, perquisites and long-term equity-based incentive compensation. In addition, as further described below, we sometimes grant one-time bonuses in connection with new hires and promotions, or for retention or special recognition purposes. We also provide our executive officers and directors with certain limited perquisites discussed below.

Executive Compensation Philosophy

The Committee has approved a “pay-for-performance” executive compensation philosophy. This philosophy takes into account the results of our periodic benchmarking, using both the peer group and survey sources, and assumes that the Company has met its performance goals. This compensation philosophy emphasizes pay at risk through awards made under the cash-based annual incentive plan as well as grants made under the long-term equity compensation program as outlined above.

Pay Element	Market Position	Rationale

Base Salary	50th Percentile	“Competitive” annual salary.

Total Cash Goal(1)	50th Percentile(2)	Target incentive opportunity aligned with market 50th percentile to be “competitive.” Opportunity for greater than “competitive” cash compensation only if individual and company performance exceeds target goals.

Long-Term Incentive Grants	The annual long-term equity incentive grant program is designed to align senior management with shareholders while being fair and competitive(3)	Long-term incentive grants are awarded weighing the following: market competitive expected value delivered annually, individual and company performance, share utilization/dilution, executive alignment with shareholder interests and retention of key employees.

Total Direct Compensation Goal(4)	50th Percentile	Align long-term incentive plus total cash with shareholder interests and reward individual and company long-term performance.

(1)	Total cash compensation equals annual salary plus annual cash incentives.
(2)	Actual award levels will vary within a set range developed around a target based upon primarily company performance goals, but also individual performance goals.
(3)	As noted below, the equity grants may be higher or lower than the market 50th percentile based upon a variety of factors.
(4)	Total direct compensation equals total cash plus annualized expected value of long-term incentives.

Our target percentiles are guidelines. The annual salary, annual incentive awards and equity awards may be higher or lower than the 50th percentile for certain individuals based upon company and individual performance, competitive market practice, shareholder alignment, availability of shares for equity grants and the need for executive retention. The Committee may depart from the target percentiles for other purposes based upon particular facts and circumstances that apply to an individual, entity or a division at the time, including adjustments due to market conditions, the promotion of employees and other factors.

The Committee generally engages a compensation consultant to provide peer group benchmarking survey information every few years. In years when benchmarking survey information is not procured, the Committee uses data provided to the Committee during the prior year, and makes cost-of-living or other adjustments as it deems appropriate. The Committee obtained benchmarking survey information from Towers Watson in August 2012, which was used in the Committee’s determination of compensation levels in 2012 and 2013, and updated benchmarking survey information in December 2013, which was used in the Committee’s determination of compensation levels for 2014. The results of the December 2013 survey are described above under “–Compensation Philosophy – Compensation Consultant.”

Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers. In making these decisions, the Committee considers each executive officer’s performance, the market compensation levels for comparable positions within and outside our peer group, performance goals and objectives and other relevant information, including recommendations of the Chief Executive Officer.

The Committee approved 2014 salary amounts for our currently employed named executive officers in February 2014 (except in the case of Mr. Mason, whose salary was approved in March 2014). The 2014 annual base salary amounts for our currently employed named executive officers are as follows:

Name	Title	2014 Annual Base Salary
Bradley R. Mason	President and Chief Executive Officer		$620,000
Emily Buxton	Chief Financial Officer		$325,000
Michael M. Finegan	Chief Strategy Officer		$381,075
Jeffrey M. Schumm	Chief Administrative Officer, General Counsel and Corporate Secretary		$381,975
Davide Bianchi	President, Global Extremity Fixation	F	r.336,600	(CHF)

Cash Performance-Based Incentives – Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses. Short-term incentives, like our annual incentive program, tie executive compensation to our immediate financial performance. Each executive officer generally participates in our annual incentive program as it is our primary means of providing for an annual cash bonus.

The annual incentive program, which consists of cash performance-based bonus awards made pursuant to our 2012 LTIP, is based on goals determined by the Committee in line with annual budgets approved by the full Board. Under our program, at the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below. We set the performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award. However, an executive officer can earn up to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals. Varying bonuses are paid for the attainment of specified goals within a range of 25% to 150% (with an attainment of zero assessed for performance less than 25% for any specified goal). For named executive officers the maximum bonus is a percentage of that person’s salary.

In 2013, performance goals under the plan for all participants were based on the performance of Orthofix and its subsidiaries on a consolidated basis using two metrics:

(i)	net sales; and

(ii)	net earnings from continuing operations per share (net of (A) tax expense and (B) approximately $0.08 per share of costs related to the Company’s strategic investment with the Musculoskeletal Transplant Foundation (MTF) in the development and commercialization of the next generation cell-based bone growth technology).

These metrics were assigned an equal weighting of 50% and 50%, respectively. The proposed goals and related matrix were reviewed and approved by the Committee in March 2013, and performance was then subsequently assessed by the Committee. Mr. Mason, Ms. Buxton, Mr. Finegan, Mr. Schumm and Mr. Vaters participated in the plan. Mr. Bianchi, who joined the Company after the plan goals were established, did not participate. Each of the Committee members at the time of the applicable action participated in and approved these respective determinations.

To calculate the bonus amount payable, the achievement percentage for each component is multiplied by its component’s percentage weight. The products are added together to produce a resulting weighted percentage. For each participant, this percentage is used to determine what amount of the pre-established bonus goal amount will be paid. The weighted percentage is then multiplied by the target amount of bonus for which that participant is eligible.

The table below describes the target goals and actual achievement for the two categories described above in 2013.

Category of 2013 Goals	Percent Achievement Targets						Actual 2013 Results(1)	Actual 2013 Attainment
	25%	50%	75%	100%	125%	150%
Orthofix and its Subsidiaries on a Consolidated Basis
Net Sales	$462.3M	$465.0M	$470.0M	$475.0M	$484.5M	$494.0M	$400.5M	Zero
Net EPS from continuing operations(1)	$2.91	$2.94	$2.97	$3.00	$3.03	$3.06	$(0.80)	Zero

	2013 Weighted Average Aggregate Achievement							Zero

(1)	Target and attained amounts are net of (A) tax expense and (B) approximately $0.08 per share of costs related to the Company’s strategic investment with MTF in the development and commercialization of the next generation cell-based bone growth technology.

As illustrated above, after reviewing the results achieved in 2013 for each of the relevant components (as shown in the far right column of the table above), the Committee determined that achievement fell below the minimum 25% threshold in each category and, as a result, no bonus was achieved under the plan for Mr. Mason, Ms. Buxton, Mr. Finegan, Mr. Schumm and Mr. Vaters.

Other Bonus Payments

Discretionary, Hiring, Promotion and Retention Bonuses

Outside of the annual incentive program, in any year the Committee has and does exercise its discretion to grant bonuses for performance or for other circumstances, such as in the cases of new hires and promotions. During 2013, we paid the following such bonuses:

•	Mr. Schumm was paid a bonus of $100,000 in recognition of his work over several years culminating in the settlement of several outstanding government investigation matters.

•	Ms. Buxton was paid a bonus of $50,000 in connection with her promotion in April 2013 to Chief Financial Officer.

•	Mr. Finegan was paid a bonus of $100,000 in connection with his promotion in June 2013 to Chief Strategy Officer.

•

Mr. Bianchi, who joined the Company in July 2013, was awarded a discretionary bonus of approximately $73,000. This bonus was approved in recognition of his individual performance during 2013. In approving this bonus, the Committee took note that (i) Mr. Bianchi joined the Company after the goals for the 2013 annual incentive plan were established, (ii) he was not employed by the Company during two quarterly periods that significantly affected the Company not reaching the 2013 annual incentive plan targets, and (iii) he will participate in the annual incentive plan in 2014 and prospectively while serving as an executive officer.

Between July 2013 and March 2014, we faced additional challenges due to the independent review of certain accounting matters by our Audit and Finance Committee, which led to the multi-year financial statement restatement we filed in March 2014. During this period, the Committee remained focused on migrating towards pay practices that it believes align with market best practices, while also retaining and engaging the talent needed to navigate through these and other current business challenges. Given both the business challenge of the financial restatement and the criticality of the positions that are working to transform our business performance, we awarded special cash retention bonus awards in February 2014 to Mr. Finegan, Mr. Schumm and Ms. Buxton, in amounts equal to $225,000, 225,000 and $195,000, respectively, to recognize their direct impact on our business transformation and ensure that they remained engaged during this critical juncture for our business. Fifty percent of the bonus amounts became payable on March 31, 2014 (the date that the Company completed the filing of the 2013 Form 10-K with the SEC), and fifty percent of the bonus amount becomes payable on September 30, 2014 (contingent upon the applicable executive (i) remaining employed by the Company on such date, or (ii) having had his or her employment terminated by the Company without “Cause” or by the executive for “Good Reason” (in each case as defined in and pursuant to such executive’s employment agreement) prior to such payment date). Ms. Buxton has recently notified us of her voluntary resignation as of May 14, 2014, and will therefore not receive the second bonus installment.

Long-Term Equity-Based Incentives

Our primary equity compensation plan is the 2012 LTIP, which our shareholders approved in June 2012. Some current and former executive officers continue to hold outstanding awards under our 2004 LTIP and Staff Share Option Plan, although we no longer grant awards under these plans. All named executive officers are also eligible, at their discretion, to acquire shares of common stock pursuant to our SPP. Each plan is described below. The Committee administers each of these plans and only the Committee makes long-term incentive plan grants to named executive officers. In addition, the Committee has authority to make inducement grants to newly hired employees, as it did in 2008 and 2013 in connection with the hiring of Mr. Vaters and Mr. Mason, respectively. These inducement grants were made on terms that were substantially the same as grants made under the 2004 LTIP or 2012 LTIP, except that the grant to Mr. Mason vests upon the satisfaction of certain performance criteria related to the trading price of the Company’s common stock.

The Committee’s date of approval of a stock option or restricted stock grant is typically the first or second quarterly in-person Board meeting of the fiscal year. The grant date of a stock option or restricted stock is on or after the approval date. Actual grant dates are determined, among other factors, in accordance with past practice for annual grants, the Committee’s determination of an appropriate grant date, as well as our communications policy. Under this policy, employees are alerted to their option grants and grants of restricted stock. We also take into account that approvals may be required in advance of expected acquisitions, new hires or other transactions. For example, in connection with expected new hires, the grant approval may be included in an offer letter even though the actual date of grant is typically not until the employee’s first day of employment. Our policy, in accordance with the terms of the 2012 LTIP, is that the closing price of the stock on the date of grant will be used to price stock options.

The Committee generally grants stock options and restricted stock as noted above and does not specifically take into consideration the release of material non-public information when determining whether and in what amount to make stock option grants and grants of restricted stock. In addition, the Committee does not have a specific policy of setting grant dates in coordination with the release of material non-public information and we do not have a policy of timing our release of material non-public information for the express purpose of affecting the value of executive compensation.

Current Equity Compensation Plans

Long-Term Incentive Plans

The 2004 LTIP was originally adopted by the Board and approved by shareholders in 2004. A subsequent amendment was adopted by the Board and approved by shareholders in 2008. The 2012 LTIP was adopted by the Board and approved by shareholders in 2012. Awards under both plans can be in the form of a stock option, restricted stock, restricted share unit, performance share unit, or other award form determined by the Board. Awards expire no later than 10 years after the date of the grant. To date, we have granted only non-qualified stock options and restricted stock under both plans. Stock options and restricted stock generally vest annually in one-third or one-fourth increments beginning on the first anniversary of the date of grant, so long as the grantee remains an employee of the Company on the vesting date, though the Committee may provide different vesting provisions depending on the nature of and reason for the grant (or in the event of a change of control or termination of employment).

As of April 30, 2014, 885,810 shares remain available for issuance pursuant to future awards under the 2012 LTIP, and no shares remain available for issuance pursuant to future awards under the 2004 LTIP. The 2012 LTIP includes a “fungible share pool” that provides that shares of common stock subject to an award other than stock options or stock appreciation rights shall be counted against the plan’s share issuance limit as 1.84 shares for every 1 share of common stock subject to such award. The number of shares of stock subject to any stock appreciation rights awarded under the 2012 LTIP will be counted against the aggregate number of shares of stock available for issuance under the 2012 LTIP regardless of the number of shares of stock actually issued to settle the stock appreciation right upon exercise.

The goal of each plan has been to create an ownership interest in the Company in order to align the interests of executive officers with shareholders, to more closely tie executive compensation to our performance and to create long-term performance and service incentives for executive officers and other key employees. Stock options and restricted stock awards typically are granted to executive officers and other employees:

•	in conjunction with the second quarterly in-person Board meeting of the fiscal year;

•	as new-hire incentives or in connection with promotion to a new position;

•	in connection with our acquisitions; and

•	otherwise in connection with retention, reward or other purposes based on the particular facts and circumstances determined by the Committee.

In 2013, pursuant to the 2012 LTIP, 316,250 stock options and 296,791 shares of restricted stock were granted to our employees and directors in connection with our long-term equity grant program, for new hire equity grants, promotional equity grants, as well as ongoing equity grants, of which 71,250 stock options and 78,000 shares of restricted stock were granted to our executive officers, and 90,000 stock options and 21,000 shares of restricted stock were granted to our non-employee directors.

The Company maintains a Stock Option and Restricted Stock Delegation Policy under which the Committee has delegated to the President and Chief Executive Officer and Chief Financial Officer for 2014 the authority to grant, subject to availability under the plan, collectively up to an aggregate of 125,000 stock options and restricted stock awards (referred to as delegated awards) during the calendar year to newly-hired employees, employees who are promoted to new positions within the Company, and employees of the Company deemed eligible due to outstanding or special performance; provided, however, that for purposes of the delegation, any stock option grant counts as one delegated award and any restricted stock award counts as four delegated awards, such that no more than 31,250 restricted stock awards may be made under the delegation in any calendar year. For example, if one employee is granted 1,000 stock options and 1,000 shares of restricted stock, that grant would count as 5,000 delegated awards. Any single employee award is limited to a maximum of 15,000 delegated awards (a maximum of 3,750 restricted stock awards). These grants of delegated awards may not be made to officers obligated to file reports under Section 16(a) of the Exchange Act.

Under the Company’s current stock option agreement form (which has been used for most grants since 2009), options vest and become exercisable in either one-third or one-fourth increments on each of the first three or four anniversaries of the grant date (or in the event of a change in control or, under certain circumstances, termination of employment). The options expire and are no longer exercisable 10 years from the grant date and are subject to early termination as a result of a termination of employment or a change of control of the Company. Other relevant provisions in the nonqualified stock option agreement are as follows:

•

If, prior to an option vesting, the optionee’s employment is terminated other than (1) for cause, (2) upon death or permanent disability, or (3) voluntary termination (as defined in the form option agreement but excluding a retirement in accordance with the Company’s retirement policies or a termination for “good reason” if the optionee has entered into an agreement with the Company providing for a termination for “good reason”), any options that would have been vested as of December 31 of the year in which termination occurs shall automatically vest as of the date of termination and remain exercisable by the optionee for 180 days after the date of such termination of employment. The options will be cancelled and will revert back to the Company to the extent not exercised within such period. Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•

If the optionee’s employment is terminated by reason of death or permanent disability, all options shall automatically vest and remain exercisable by the optionee (or a transferee under a domestic relations order, the optionee’s estate, personal representative or beneficiary, as applicable) for 12 months after the date of such termination of employment. The options will be cancelled and will revert back to the Company to the extent not exercised within such period.

•

If the optionee’s employment is terminated for cause or if the optionee terminates employment under circumstances constituting a voluntary termination, the optionee may exercise the options (only to the extent vested at the date of termination) at any time within three months after the date of such termination in accordance with their terms. The options will be cancelled and will revert back to the Company to the extent not exercised within such period. Any unvested options on the date of termination will also be cancelled and will revert back to the Company on such date.

•

Upon the occurrence of a change of control of the Company, all options shall automatically vest and remain exercisable in accordance with the provisions applicable thereto. The options will expire and no longer be exercisable to the extent not exercised within 10 years from the grant date.

Certain grants made prior to 2009 include terms that provide that if an executive has an employment agreement with the Company, he or she will have up to 5 years to exercise his or her options in circumstances described above where the optionee has 180 days under the current form.

The Company has historically utilized stock options as the principal means of providing its executive officers and other employees with equity incentive compensation. However, in recent years, the Compensation Committee has also been making grants of restricted stock. The restricted shares of stock granted by the Company are typically subject to the same vesting and forfeiture provisions applicable to grants of stock options as described above (though from time-to-time, such as for retention purposes, we sometimes make grants on more accelerated vesting schedules).

In March 2013 we granted stock options with performance-based vesting criteria (in this case, based on the performance of our common stock) to our new President and Chief Executive Officer, Bradley R. Mason. In the future, the Committee intends to begin providing stock options and restricted stock grants with performance-based criteria to executive officers (in addition to or in lieu of grants with the time-based vesting criteria described above, which we have used historically).

Stock Purchase Plan

Our SPP, as amended, provides for the issuance of shares of our common stock to eligible employees and directors of the Company and its subsidiaries that elect to participate in the plan and acquire shares of our common stock through payroll deductions (including executive officers). During each purchase period, eligible individuals may designate between 1% and 25% (or any other percentage as determined by the Compensation

Committee) of their cash compensation to be deducted from that compensation for the purchase of common stock under the plan. Under the plan, the purchase price for shares is equal to the lower of: (i) 85% of the fair market value per share on the first day of the plan year, and (ii) 85% of the fair market value of such shares on the last day of the plan year. The plan year begins on January 1 and ends on December 31. As amended, up to a total of 1,850,000 shares may be issued under the SPP.

Previous Equity Compensation Plans

Staff Share Option Plan

The Staff Share Option Plan is a fixed share option plan which was adopted in April 1992. There are no options remaining to be granted under the Staff Share Option Plan and, as of April 30, 2014, only 15,000 stock options granted under it remain outstanding, all of which are vested and expire in July 2014.

Other Compensation

Deferred Compensation Plan

Between 2007 and 2010, certain of our executive officers deferred a portion of their earnings through our Deferred Compensation Plan. Since 2011, we have not permitted any further contributions to this plan, however, some of our executives continue to hold vested balances under the plan relating to prior contributions. (See “Deferred Compensation.”) The plan is intended to be an unfunded plan under the provisions of the Employee Retirement Income Security Act (“ERISA”). However, our subsidiary, Orthofix Holdings, Inc., has established a rabbi trust to provide funds for the payment of benefits under the plan, and has previously made discretionary contributions to the rabbi trust in amounts equal to the compensation previously deferred by plan participants. While the rabbi trust is an asset of Orthofix Holdings, Inc. and can be revoked by Orthofix Holdings, Inc. at any time, upon a change of control, the rabbi trust will become irrevocable and must be used to pay plan benefits. Further, if a change of control occurs, Orthofix Holdings, Inc. must make a contribution to the rabbi trust in an amount that is sufficient to pay all plan benefits and the projected fees and expenses of the trustee of the rabbi trust. It is intended that the terms of the plan will be interpreted and applied to comply with Section 409A of the Internal Revenue Code.

For record keeping purposes, accounts are maintained for each participant to reflect the amount of his or her hypothetical earnings or losses on the prior deferrals based on designations previously made by the applicable participant. These designations allocate balances among the various independently established funds and indexes chosen by the plan administrator, or measurement funds, to measure hypothetical earnings and losses on the deferred amounts. The balance credited to each participant’s account is adjusted periodically to reflect the hypothetical earnings and losses. We are not obligated to invest any amount credited to a participant’s account in such measurement funds or in any other investment funds.

A participant who previously made contributions to the plan may elect to receive an in-service distribution of the balance credited to his or her plan account in a lump sum or in a series of annual installments over a one, three, five or ten-year period. In the event a participant terminates employment with us for any reason other than retirement or death, the participant will receive a distribution of the entire amount credited to his account in a single lump sum. In the case of a termination due to retirement or in the case of a change of control, the participant can elect to receive either a single lump sum or a series of annual installments over a one, three, five or ten year period. In the case of a termination due to death or if a participant experiences a disability, the balance credited to the participant’s account will be paid out in a single lump sum, unless installment payments have already begun at the time a participant dies. In such a case, such installments shall be continued as originally elected unless the participant’s beneficiary is a trust or estate, in which case the remaining balance will be paid in a lump sum.

Temporary Living and Relocation Expenses

In connection with the opening of our new principal office in 2010, we have relocated the principal place of employment of several of our executive officers to Lewisville, Texas. In connection with these relocations, we have paid certain moving and other relocation expenses, as well as temporary living expenses, for certain executive officers. Of the persons constituting named executive officers, only Mr. Mason received these benefits during 2013, which consisted of payments of $52,177 to Mr. Mason for temporary living expenses.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites including a car allowance, reimbursement for tax preparation expenses and an annual physical exam. In addition, our executive officers and directors are entitled to reimbursement of expenses relating to their spouse’s travel in connection with no more than one Board meeting per year. We do not consider any of these significant or out of the ordinary course for similarly situated companies.

Other Plans

Executive officers participate in our 401(k) plan on the same basis as other similarly situated employees. Other than the Orthofix Deferred Compensation Plan, we do not have a long-term retirement plan or other deferred compensation plan.

Employment and Other Agreements with the Company

Each of our named executive officers work pursuant to employment agreements with our wholly owned subsidiary, Orthofix Inc. These agreements generally include a term of employment, renewal terms, base salary and bonus provisions, eligibility for equity incentive compensation, benefits and restrictive provisions (non-competition, non-solicitation, confidentiality and invention assignment), as well as a variety of payments depending on the circumstances surrounding the executive officer’s separation from the Company.

Our employment agreements are also intended as a retention tool for senior executive officers and to remove some of the uncertainty surrounding potential change of control transactions. To that end, the agreements provide for certain payments upon termination (e.g., without cause, for good reason, etc.), which payments increase in certain instances following a change of control. For instance, following a change of control, the amount payable for termination without cause or for good reason generally increases by 50%. With respect to a change of control, most agreements provide for a “double-trigger” so that a change of control itself does not trigger any payments. However, under separate stock option and restricted stock agreements, all stock options and shares of restricted stock immediately vest upon a change of control without reliance on any other triggering event. The employment agreements, 2004 LTIP and 2012 LTIP each provide specified definitions of what constitutes a “change of control.”

All officers receiving full employment agreements and selected other executive officers or employees that are exposed to legal risk in the performance of their employment, as well as all directors, also receive indemnity agreements from the Company. See “Agreements with Named Executive Officers” for more information on the terms of particular employment agreements.

Compensation Recoupment (Clawback) Policy

In December 2012, we adopted a compensation recoupment, or “clawback” policy, which applies to all of our executive officers . Under this policy, if we are required to prepare an accounting restatement due to material noncompliance by Orthofix, as a result of misconduct, with any financial reporting requirement under the securities laws, each executive officer is required to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received by such executive officer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (ii) any profits realized from the sale of our securities of during that 12-month period.

Stock Ownership Guidelines

Upon recommendation of the Compensation Committee, the Board adopted formal stock ownership guidelines in June 2010. These guidelines were amended in December 2011. Under these guidelines, the President and Chief Executive Officer and each outside director are encouraged to have an ownership in the Company’s common stock equal to three times his annual salary or director fee amount, as applicable. These multiples should be achieved by the later of (i) 5 years from appointment or election, as applicable, or (ii) 5 years from the date of adoption of the applicable requirements. Thereafter, each participant is asked to maintain ownership levels at or above these multiples.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation payments to certain of our named executive officers in excess of $1 million per year per person, unless certain requirements are met. Although compensation paid to the named executive officers has historically not exceeded deductibility limits under Section 162(m) of the Internal Revenue Code, to the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code. The annual incentive program, which consists of cash performance-based bonus awards made pursuant to our 2012 LTIP, is based on goals determined by the Committee consistent with performance measures described in the 2012 LTIP. Because the 2012 LTIP was approved by our shareholders, to the extent that the Company complies with other various requirements under Section 162(m) of the Code, the compensation paid pursuant to performance measures may be deductible by the Company even if such compensation exceeds $1 million per person for such year. If compliance with Section 162(m) of the Internal Revenue Code conflicts with our compensation philosophy or is determined not to be in the best interest of our shareholders, the Committee will abide by our compensation philosophy.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee

Dr. Guy J. Jordan, Committee Chair
Davey S. Scoon
Dr. Walter P. von Wartburg

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2) (d)		Stock Awards ($)(3) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	All Other Compensation ($) (i)		Total ($) (j)
Bradley R. Mason – President and Chief Executive Officer since March 13, 2013	2013	452,846	—		388,200	2,150,250	—	21,900	(5)	3,013,197

Emily Buxton – Chief Financial Officer during 2013	2013	317,192	50,000		497,750	437,410	—	21,659	(6)	1,324,011
	2012	272,674	—		—	128,446	11,340	21,311	(7)	433,772

Michael M. Finegan – Chief Strategy Officer	2013	359,994	100,000		408,375	152,752	—	22,248	(8)	1,043,370
	2012	342,748	75,000	(9)	615,150	600,116	26,756	19,677	(10)	1,679,447
	2011	328,688	75,000	(11)	292,300	163,685	132,817	19,188	(12)	1,011,678

Jeffrey M. Schumm – Chief Administrative Officer, General Counsel and Corporate Secretary	2013	354,969	100,000		408,375	152,752	—	22,269	(13)	1,038,365
	2012	322,110	75,000	(14)	553,635	683,889	25,188	36,741	(15)	1,696,563

Davide Bianchi – President, Global Extremity Fixation since July 2013(16)	2013	364,158	73,029		218,240	169,384	—	67,976	(17)	892,787

Robert S. Vaters – President and Chief Executive Officer until March 13, 2013	2013	244,974	—		—	—	—	2,769,315	(18)	3,014,290
	2012	667,908	175,000	(19)	1,640,400	1,607,043	86,580	74,944	(20)	4,251,875
	2011	512,696	290,000	(21)	496,910	678,808	395,497	74,831	(22)	2,448,742

(1)	Amounts include salary deferred and further described in “Deferred Compensation.”
(2)	2013 amounts described in “Compensation Discussion & Analysis – Elements of Executive Compensation – Other Bonus Payments.
(3)	Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.
(4)	Amounts shown reflect cash bonuses paid in 2014, 2013 and 2012 for performance in 2013, 2012 and 2011, respectively, pursuant to our annual incentive program. Our annual incentive program with respect to the 2013 fiscal year , including the Committee’s criteria for determining the amounts awarded with respect to the 2013 fiscal year, are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Performance-Based Incentives – Annual Incentive Program.”
(5)	Reflects $8,652 for car allowance, $10,200 for 401k matching and $2,744 and $304 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(6)	Reflects $10,800 for car allowance, $10,200 for 401k matching and $288 and $371 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(7)	Reflects $10,800 for car allowance, $10,000 for 401k matching and $241 and $270 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(8)	Reflects $10,800 for car allowance, $10,200 for 401k matching and $856 and $392 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(9)	Reflects the second installment of a special cash retention bonuses approved in February 2011 to compensate executive officers for aggregate equity-based awards in 2010 and 2011 being below our 50th percentile of peer group target due to plan availability limitations under the 2004 LTIP (the “February 2011 Retention Bonuses”).
(10)	Reflects $10,800 for car allowance, $7,940 for 401k matching and $528 and $409 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(11)	Reflects the first installment of the February 2011 Retention Bonus paid to Mr. Finegan.
(12)	Reflects $10,800 for car allowance, $7,491 for 401K matching, $499 and $398 or insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance.
(13)	Reflects $10,800 for car allowance, $10,200 for 401k matching and $842 and $427 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(14)	Reflects the second installment of the February 2011 Retention Bonus paid to Mr. Schumm.
(15)	Reflects $10,800 for car allowance, $10,000 for 401k matching, $14,937 for relocation services, and $753 and $251 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(16)	Mr. Bianchi is compensated in Swiss Francs. Amounts shown in table reflect compensation amounts as converted to U.S. Dollars using the average exchange rate in effect during the 2013 calendar year of 1.1035.
(17)	Reflects $26,484 for car and travel allowance and $41,492 for 401k matching.

(18)	Reflects $2,755,000 severance payment, $3,600 for car allowance, $10,200 for 401k matching and $401 and $114 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(19)	Reflects the second installment of the February 2011 Retention Bonus paid to Mr. Vaters.
(20)	Reflects $51,979 for housing allowance expenses, $10,800 for car allowance, $10,000 for 401k matching and $1,709 and $456 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.
(21)	Reflects (i) the $175,000 first installment of the February 2011 Retention Bonus paid to Mr. Vaters and (i) a $115,000 promotion bonus in connection with Mr .Vaters’ promotion to Executive Vice President and Chief Operating Officer in January 2011.
(22)	Reflects $52,466 for housing allowance expenses, $10,800 for car allowance, $9,800 for 401k matching and $1,285 and $480 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards that were granted to our named executive officers during the fiscal year ended December 31, 2013.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Award(1) ($)
Bradley R. Mason	3/13/2013	3/13/2013	—	75,000	38.82	1,076,250
	3/13/2013	3/13/2013	—	75,000	38.82	1,074,000
	3/13/2013	3/13/2013	10,000	—	—	388,200
Total			10,000	150,000		2,538,450

Emily Buxton	1/16/2013	1/16/2013	—	10,000	36.70	143,625
	4/1/2013	4/1/2013	—	10,000	35.75	141,033
	9/26/2013	9/26/2013	—	17,500	21.78	152,752
	4/1/2013	4/1/2013	2,500	—		89,375
	9/26/2013	9/26/2013	18,750	—		408,375
Total			21,250	37,500		935,160

Michael M. Finegan	9/26/2013	9/26/2013	—	17,500	21.78	152,752
	9/26/2013	9/26/2013	18,750	—	—	408,375
Total			18,750	17,500		561,127

Jeffrey M. Schumm	9/26/2013	9/26/2013	—	17,500	21.78	152,752
	9/26/2013	9/26/2013	18,750	—	—	408,375
Total			18,750	17,500		561,127

Davide Bianchi	7/22/2013	7/22/2013	—	10,000	28.49	114,831
	9/26/2013	9/26/2013	—	6,250	21.78	54,553
	7/22/2013	7/22/2013	2,500	—	—	71,225
	9/26/2013	9/26/2013	6,750	—	—	147,015
Total			9,250	16,250		387,624

Robert S. Vaters	—	—	—	—	—	—

(1)	Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2013.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)
Bradley R. Mason	—	75,000	(3)	38.82	3/13/2023		—		—
	—	75,000	(4)	38.82	3/13/2023		—		—
	—	—		—	—		10,000	(5)	228,200

Emily Buxton	1,000	—		37.76	12/2/2014	(6)	—		—
	1,000	—		43.04	6/30/2015	(6)	—		—
	1,000	—		38.11	6/30/2016	(6)	—		—
	3,333	—		23.58	7/25/2019	(6)	—		—
	5,334	2,666	(7)	29.23	2/15/2021	(6)	—		—
	1,667	3,333	(8)	41.37	2/15/2022	(6)	—		—
	834	1,666	(9)	39.66	6/25/2022	(6)	—		—
	—	10,000	(10)	36.70	1/16/2023	(6)	—		—
	—	10,000	(11)	35.75	4/01/2023	(6)	—		—
	—	17,500	(12)	21.78	9/26/2023	(6)	—		—
	—	—		—	—		1,666	(13)	38,018
	—	—		—	—		2,500	(14)	57,050
	—	—		—	—		18,750	(15)	427,875

Michael M. Finegan	50,000	—		38.11	6/29/2016		—		—
	22,300	—		44.97	6/29/2017		—		—
	20,000	—		28.95	6/30/2018		—		—
	10,000	—		23.49	8/19/2018		—		—
	5,000	—		18.44	2/23/2019		—		—
	20,000	—		25.01	6/30/2019		—		—
	20,000	—		25.01	7/25/2019		—		—
	8,667	4,333	(16)	29.23	2/15/2021		—		—
	4,167	8,333	(17)	41.37	2/15/2022		—		—
	7,667	15,333	(16)	39.66	6/25/2022		—		—
	—	17,500	(18)	21.78	9/26/2023		—		—
	—	—		—	—		3,333	(13)	76,059
	—	—		—	—		10,000	(19)	228,200
	—	—		—	—		18,750	(15)	427,875

Jeffrey M. Schumm	7,500	—		50.99	1/16/2017		—		—
	15,000	—		28.95	6/30/2018		—		—
	2,500	—		10.42	11/21/2018		—		—
	10,000	—		23.58	7/25/2019		—		—
	7,334	3,666	(16)	29.23	2/15/2021		—		—
	8,334	16,666	(17)	41.37	2/15/2022		—		—
	5,000	10,000	(16)	39.66	6/25/2022		—		—
	—	17,500	(18)	21.78	9/26/2023		—		—
	—	—		—	—		2,666	(13)	60,838
	—	—		—	—		9,000	(19)	205,380
	—	—		—	—		18,750	(15)	427,875

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)

Davide Bianchi	—	10,000	(20)	28.49	7/22/2023		—		—
	—	6,250	(18)	21.78	9/26/2023		—		—
	—	—		—	—		2,500	(21)	57,050
	—	—		—	—		6,750	(15)	154,035

Robert S. Vaters	150,000	—		25.05	9/7/2018	(22)	—		—
	65,000	—		25.01	6/30/2019	(23)	—		—
	20,000	—		29.23	2/15/2021	(23)	—		—
	25,000	—		40.27	6/15/2021	(23)	—		—
	35,000	—		41.37	2/15/2022	(23)	—		—

(1)	All options listed in this column were exercisable as of December 31, 2013.
(2)	All options listed in this column were not exercisable as of December 31, 2013.
(3)	These unvested options are subject to vesting the first date that the average closing price of the Common Shares on the Nasdaq Stock Market during the period of 22 trading dates ending on such date was $45 or greater.
(4)	These unvested options are subject to vesting the first date that the average closing price of the Common Shares on the Nasdaq Stock Market during the period of 22 trading dates ending on such date was $50 or greater.
(5)	These remaining unvested shares of restricted stock are subject to vesting on March 13, 2016.
(6)	Notwithstanding their otherwise scheduled expiration date, these options will actually expire (pursuant to their terms) on August 14, 2014, the date that falls three months after the effective date of Ms. Buxton’s voluntary termination of her employment.
(7)	These remaining unvested options vested on February 15, 2014, and will expire on August 14, 2014.
(8)	One-half of these remaining unvested options vested on February 15, 2014, and will expire on August 14, 2014. One-half of these remaining unvested options would otherwise be subject to vesting on February 15, 2015; however, because Ms. Buxton voluntarily terminated her employment effective May 14, 2014, these options will be forfeited prior to vesting.
(9)	These unvested options would otherwise be subject to vesting on June 25, 2014; however, because Ms. Buxton voluntarily terminated her employment effective May 14, 2014, these options will be forfeited prior to vesting.
(10)	One-third of these options vested on January 16, 2014, and will expire on August 14, 2014. One-third of these remaining unvested options would otherwise be subject to vesting on each of January 16, 2015 and January 16, 2016; however, because Ms. Buxton voluntarily terminated her employment effective May 14, 2014, these options will be forfeited prior to vesting.
(11)	One-fourth of these options vested on April 1, 2014, and will expire on August 14, 2014. One-fourth of these remaining unvested options would otherwise be subject to vesting on each of April 1, 2015, April 1, 2016 and April 1, 2017, respectively; however, because Ms. Buxton voluntarily terminated her employment effective May 14, 2014, these options will be forfeited prior to vesting.
(12)	One-fourth of these unvested options are otherwise subject to vesting on each of September 26, 2014, September 26, 2015, September 26, 2016, and September 26, 2017; however, because Ms. Buxton voluntarily terminated her employment effective May 14, 2014, these options will be forfeited prior to vesting.
(13)	These remaining unvested shares of restricted stock vested on February 15, 2014.
(14)

One-third of these remaining unvested shares of restricted stock vested on April 1, 2014. One-third of these remaining unvested shares of restricted stock are otherwise subject to vesting on each of April 1, 2015 and

April 1, 2016; however, because Ms. Buxton voluntarily terminated her employment effective May 14, 2014, these remaining unvested shares of restricted stock will be forfeited prior to vesting.
(15)	One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of September 26, 2014, September 26, 2015, September 26, 2016, and September 26, 2017.
(16)	One-half of these remaining unvested options are subject to vesting on each of June 25, 2014, and June 25, 2015.
(17)	One-half of these remaining unvested options vested on February 15, 2014, and one-half of these remaining unvested options are subject to vesting on February 15, 2015.
(18)	One-fourth of these unvested options are subject to vesting on each of September 26, 2014, September 26, 2015, September 26, 2016, and September 26, 2017.
(19)	One-half of these remaining unvested shares of restricted stock are subject to vesting on each of July 31, 2014, and July 31, 2015.
(20)	One-fourth of these options are subject to vesting on each of July 22, 2014, July 22, 2015, July 22, 2016, and July 22, 2017.
(21)	One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of July 22, 2014, July 22, 2015, July 22, 2016, and July 22, 2017.
(22)	As a result of Mr. Vaters’ termination of employment in March 2013, these options now expire on March 12, 2018.
(23)	As a result of Mr. Vaters’ termination of employment in March 2013, these options now expire on March 12, 2015.

For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers during fiscal 2013.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bradley R. Mason	—	—	—	—
Emily Buxton	—	—	1,667	64,230
Michael M. Finegan	—	—	8,333	261,820
Jeffrey M. Schumm	—	—	7,167	222,820
Davide Bianchi	—	—	—	—
Robert S. Vaters	25,000	555,000	22,444	843,121

(1)	Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.
(2)	Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

DEFERRED COMPENSATION

The following table provides information about the amount of compensation deferred by our named executive officers at December 31, 2013. For any named executive officer not listed on the following table, no information was applicable. For more information about deferred compensation, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan.”

Name (a)	Executive Contributions in 2013 ($)(1) (b)	Aggregate Earnings in 2013 ($) (d)	Aggregate Balance at December 31, 2013 ($)(2) (f)
Jeffrey M. Schumm	—	29,957	157,243
Michael M. Finegan	—	18,794	77,426
Robert S. Vaters		103	104,765

(1)	Represents the dollar amount of salary set forth on the Summary Compensation Table, which the executive has deferred in accordance with the Deferred Compensation Plan.
(2)	The amounts in the Aggregate Balance at December 31, 2013 column, other than earnings on deferred compensation and amounts described in footnote 1 above, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the officer was a named executive officer in prior proxy statements).

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Our employment agreements with our Named Executive Officers are described below.

Executive Employment Agreements with Named Executive Officers

Each of our currently employed named executive officers are employed pursuant to written employment agreements. Each of the agreements is with our domestic operating subsidiary, Orthofix Inc., except for Mr. Bianchi, who is employed by our international subsidiary, Orthofix AG. We guarantee the obligations of Orthofix Inc. and Orthofix AG under these agreements. The Company’s employment agreements with our executive officers contain substantially similar terms, other than certain terms that are particular to each individual, including title, level of pay, definitions of “good reason,” and other material differences noted below.

Each of the agreements provide for an initial term, with automatic one-year renewals on each anniversary thereafter unless either party notifies the other party of its intention not to renew within a specified time period prior to each renewal period. The current or renewal terms, as applicable, extend until July 1, 2015, except in the case of Ms. Buxton, who has voluntarily resigned employment as of May 14, 2014. The agreements provide that if a change of control (as that term is defined in each agreement) occurs within 2 years of the date on which the initial term expires, or during any renewal term, the agreement will automatically be extended for two years only from the change of control date (as that term is defined in each agreement).

Compensation

Under the agreements, each executive officer agrees to serve the Company and Orthofix Inc. or Orthofix AG, as applicable, in the capacities and for the compensation levels noted below. These dollar amounts reflect 2014 base salaries. Salary levels are reviewed annually by the Compensation Committee and may be further amended from time to time by the Committee. These salary levels may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other executive officers that does not disproportionately affect the executive officer and does not reduce the executive officer’s base salary to a rate that is less than 90% of the executive officer’s then current base salary amount.

Name	Title	Current Base Salary (annualized)(1)
Bradley R. Mason	President and Chief Executive Officer	$ 620,000
Emily Buxton	Chief Financial Officer	$ 325,000
Michael M. Finegan	Chief Strategy Officer	$ 381,075
Jeffrey M. Schumm	Chief Administrative Officer, General Counsel and Corporate Secretary	$ 381,975
Davide Bianchi	President, Global Extremity Fixation	Fr.336,600	(CHF)

Each of our named executive officer participate in our annual incentive program. For 2014, the amount that can be earned by each such executive officer under our annual incentive program is based on the percentage of target goals that is determined to have been met by the Compensation Committee, which can range from 25 to 150 percent. The following table shows, for illustrative purposes, the bonus that each such executive officer is eligible to receive if 100% and 150%, respectively, of target performance goals are met for 2014:

Name(1)	Bonus as Percentage of Base Salary if 100% of Target Performance Goals Are Met	Bonus as Percentage of Base Salary if 150% of Target Performance Goals Are Met
Bradley R. Mason	125%	187.5%
Michael M. Finegan	60%	90%
Jeffrey M. Schumm	60%	90%
Davide Bianchi	60%	90%

(1)	Ms. Buxton has resigned her employment as of May 14, 2014, and therefore will not be eligible to receive an annual incentive plan bonus with respect to the 2014 fiscal year.

Amounts actually paid to each executive officer will depend on whether or not the various performance goals under the program are attained as determined by the Committee. In addition, each executive officer is eligible to receive additional bonus or incentive compensation as determined solely by the Committee from time to time, subject only to changes made by the Board of Directors. For a more detailed explanation of the Company’s annual incentive program, including targets and determinations with respect to the 2013 fiscal year, see “Compensation Discussion & Analysis – Elements of Executive Compensation – Cash Performance Based Incentives – Annual Incentive Program” and “Summary Compensation Table.”

In addition, these executive officers are eligible to receive stock option and restricted stock grants under the 2012 LTIP or other stock-based compensation plans that we may establish from time to time, including participation in the SPP. Under the agreements, the executive officers and their eligible dependents will generally be entitled to participate in our employee benefit plans such as welfare benefit plans and savings and retirement plans to the same extent as other senior executive officers of the Company or by virtue of each executive officer’s position, salary, tenure and other qualifications. The agreements typically provide for a car allowance of $900 per month. In addition, Mr. Mason also received certain temporary transition living and relocation assistance until October 1, 2013, in connection with his hiring and relocation to Lewisville, Texas in March 2013.

Termination

Each employment agreement may be terminated as follows:

•	By mutual written agreement of Orthofix and the executive officer;

•	Upon the executive officer’s death;

•

By Orthofix in the event the executive officer incurs a disability (as that term is defined in each agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months;

•	By the executive officer for “good reason” (as that term is defined in each agreement);

•	By Orthofix for “cause” (as that term defined in each agreement) or without cause; or

•	By the executive officer voluntarily.

For a description of potential payments upon termination or change of control, see “Potential Payments Upon Termination or Change of Control – Potential Payments to Bradley R. Mason, Michael M. Finegan, Jeffrey M. Schumm and Davide Bianchi.”

Section 280G

Generally, if it is determined that any amount or benefit payable to an executive officer under his agreement or otherwise in conjunction with his employment would give rise to liability of the executive officer for the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision, then the amount of benefits payable to that executive officer shall be reduced by the Company to the extent necessary so that no portion is subject to those provisions. This reduction shall only be made if the net amount of payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on the reduced payments other than the excise tax (as that term is defined in each agreement)) is greater than the excess of (1) the net amount of the payments, without reduction (but after making the above referenced deductions) over (2) the amount of excise tax to which the executive officer would be subject in respect of those payments.

Certain Other Provisions

The employment agreements contain confidentiality, non-competition and non-solicitation covenants effective so long as the executive officers are employees of Orthofix or any of its subsidiaries for a period of one year after the employment is terminated. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely. We paid all reasonable legal fees and expenses of each executive officer’s counsel in connection with the preparation and negotiation of each employment agreement, and are obligated to pay each executive’s reasonable attorneys’ and related fees, costs and expenses in certain circumstances in the event of a dispute.

Orthofix’s obligation to pay or provide any severance benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates by a specified date following separation from employment.

Letter Agreement with Robert S. Vaters

On March 12, 2013, we entered into a letter agreement with Mr. Vaters, pursuant to which it was mutually agreed that Mr. Vaters’ employment with Orthofix would cease as of the close of business on March 12, 2013. Pursuant to the terms of this letter agreement, Mr. Vaters also resigned from our Board as of such date. While the parties agreed to terminate Mr. Vaters’ existing employment agreement by mutual written consent, the letter agreement provided that Mr. Vaters would be entitled to receive the compensation and other benefits provided for in the event of a termination by Orthofix without “cause” under his employment agreement. As a result, Mr. Vaters received the following severance benefits in connection with his separation from employment:

•	Payment of an additional 30 days of salary and living and car allowance benefits;

•	Payment for accrued and unused vacation;

•	Payment of Mr. Vaters’ previously approved incentive plan bonus for the 2012 calendar year ($86,580);

•	A lump sum cash severance payment in an amount equal to $2,584,000, which represents 200% of the “base amount” as defined in his employment agreement;

•	Eligibility for a 19.452% pro rata annual incentive program bonus for the 2013 fiscal year, which ultimately was not realized;

•	The ability to continue certain welfare benefit plans until the earlier of March 12, 2015 or the date that he secures coverage from new employment; and

•

Accelerated vesting of certain Orthofix stock options and restricted stock, and an extended post-termination exercise period for certain Orthofix stock options, as set forth in Section 5.1(c) of his employment agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments to Bradley R. Mason, Emily V. Buxton, Michael M. Finegan, Jeffrey M. Schumm and Davide Bianchi

Termination

Under their employment agreements, each of Mr. Mason, Ms. Buxton, Mr. Finegan and Mr. Schumm is generally entitled to receive the following in the event of termination as a result of death, disability, for good reason or without cause:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation) payable within 30 days after the date of termination.

•

The pro-rata amount of any bonus plan incentive compensation for the fiscal year of the executive’s termination of employment (based on the number of business days he or she was actually employed by the Company during the fiscal year in which the termination of employment occurs) that he or she would have received had his or her employment not been terminated during such year. This pro-rata amount is payable at the time such incentive compensation is paid to other senior executives of the Company (generally, before March 15 of the next year).

•

An amount equivalent to a multiple of the executive officer’s Base Amount payable within 30 days after the date of termination calculated as set forth in the employment agreement. The timing of such payment may be modified in accordance with Section 409A of the Internal Revenue Code. This multiple increases as described below for payments triggered following a change of control. “Base Amount” means an amount equal to the sum of:

(1)	the executive officer’s annual base salary at the highest annual rate in effect at any time during the term of employment; and

(2)	the greater or lesser, depending on the executive officer, of (a) the executive officer’s target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the greater of (i) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (ii) the average of his annual bonuses actually earned for the two years ending immediately prior to the change of control or potential change of control (as those terms are defined in the employment agreement), in each case with adjustments made for eligibility and any partial years.

•

Continuation of certain basic employee group welfare benefits (but not pension, retirement, profit-sharing, severance or similar compensatory benefits) for the executive and his or her dependents substantially similar to those being received immediately prior to termination for a limited amount of time.

•	A range of $12,500 to $25,000, depending on the executive, for outplacement fees incurred following the date of termination.

•

In addition, under Mr. Finegan’s agreement, certain stock options and restricted stock previously granted to him in 2011 will vest in full and be immediately exercisable, and any risk of forfeiture included in such restricted stock grants will immediately lapse. If his termination is for good reason or without cause, he will also possess an extended exercise period to exercise any outstanding vested stock options.

Under Mr. Bianchi’s employment agreement, in the event of a termination by him for good reason or by Orthofix without cause, he is entitled to a lump sum severance payment in an amount equal to (i) 100% of his gross annual base salary, (ii) the average of the last three years’ bonus payout, and (iii) Fr. 11,500 (CHF) to be used for outplacement services.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon termination of employment.

Change of Control

Our employment agreements provide for a “double-trigger” so that a change of control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to terminate his employment agreement or receive severance benefits, but it can result in increased payments in the event of termination for good reason or without cause during the change of control period (as that term is defined in the employment agreement). The multiple applicable to the executive officer’s Base Amount increases as described below for payments triggered following a change of control. The agreements do not alter any rights the executive officers may have under separate stock-based compensation plans or agreements with the Company, and which generally provide that all stock options immediately vest upon a change of control (as that term is defined under the 2004 LTIP and 2012 LTIP) without reliance on any other triggering event.

See “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon a change of control.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Mr. Mason, Mr. Finegan, Mr. Schumm and Mr. Bianchi upon his termination or upon a change of control pursuant to the terms of his respective employment agreements and related stock option agreements. As a result of her voluntary resignation of employment as of May 14, 2014, Ms. Buxton would not be eligible for any of the following payments and benefits, and is therefore not included in the table below. For purposes of this table, we assume that the triggering event took place on April 29, 2014, and the price per share of our common stock was $30.89, the closing market price as of that date. For any triggering event that presupposes a change of control, we assume a change of control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)		Value of Stock-Based Rights ($)	Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)		Total ($)
Bradley R. Mason	Termination for death, disability, good reason or without cause	$982,500		—	$10,590	$12,500		$1,005,590
	Termination for cause or voluntary termination	—		—	—	—		—
	Change of control	—		$308,900	—	—		$308,900
	Termination for good reason or without cause within a change of control period	$1,473,750		—	$15,885	$12,500		$1,502,135

Michael M. Finegan	Termination for death, disability, good reason or without cause	$394,543		—	$18,348	$25,000		$437,891
	Termination for cause or voluntary termination	—		—	—	—		—
	Change of control	—		$1,047,513	—	—		$1,047,513
	Termination for good reason or without cause within a change of control period	$591,680		—	$27,521	$25,000		$644,201

Jeffrey M. Schumm	Termination for death, disability, good reason or without cause	$395,569		—	$17,958	$12,500		$426,027
	Termination for cause or voluntary termination	—		—	—	—		—
	Change of control	—		$1,016,623	—	—		$1,016,623
	Termination for good reason or without cause within a change of control period	$591,854		—	$26,938	$12,500		$631,292

Davide Bianchi	Termination for death, disability, good reason or without cause	$364,155	*	—	—	$12,690	*	$376,845
	Termination for cause or voluntary termination	—		—	—	—		—
	Change of control	—		$366,670	—	—		$366,670
	Termination for good reason or without cause within a change of control period	$546,233	*	—	$—	$12,690	*	$558,923

*	Assumes Swiss Francs are converted to U.S. Dollars using the average exchange rate in effect during the 2013 calendar year of 1.1035.

DIRECTOR COMPENSATION

Directors are traditionally elected each year at the Annual General Meeting of Shareholders, usually held in June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death or resignation.

The Board has adopted a director compensation philosophy providing for a 50th percentile goal for total director compensation. This philosophy is consistent with the total compensation philosophy applied to the compensation levels of the executive officers. Non-employee directors receive a mix of cash and equity-based compensation as consideration for serving on the Board. Current Board compensation levels were determined by the Board based upon consideration of a compensation analysis performed by Towers Watson in August 2012, which included a competitive market analysis to determine competitive compensation levels for our directors. Towers Watson’s analysis concluded that the Board’s cash fees were in line with its philosophy, but that our equity-based compensation for directors was below our peer group as compared to our preferred percentile goals.

Upon election or appointment to the Board, each Board member is currently entitled to an annual fee of $60,000 for his or her services, pro-rated for any partial year of service. Chairs of Committees are entitled to additional compensation ranging from $5,000 to $15,000 for serving in those capacities, and the Chairman of the Board receives an annual fee of $150,000 in his role as Chairman. We do not normally pay any other meeting fees; however, as a result of the heavy workload undertaken last year by our Audit and Finance Committee, we have recently adopted a policy to pay fees of $1,500 per meeting in the future for each Board or committee meeting that exceeds the applicable annual average number of Board or committee meetings, as applicable, during the preceding three years.

Each director may elect at the time of election to the Board or at a subsequent increase in fees to have their director fee paid either in U.S. Dollars or in the director’s local currency. If a director does not elect to have his or her director fee paid in his local currency, the Company will pay the director fee in U.S. Dollars. Directors are eligible to participate in our health and welfare programs on substantially the same terms as our other employees. In addition, directors are each offered the opportunity to enter into a director indemnification agreement.

Directors are also eligible to receive grants under our 2012 LTIP. Currently, we typically grant an award of 3,500 shares of restricted stock to each non-employee director on an annual basis. In addition, new directors typically receive a grant of 30,000 stock options, granted on the date of such director’s first election or appointment to the Board. Mr. Matricaria also received an additional 8,000 shares of restricted stock in connection with his appointment in March 2014 as Chairman of the Board. In connection with the Audit and Finance Committee’s unusual workload during 2013 (which included 33 meetings), we also awarded special restricted stock awards in March 2014, ranging from 950 to 2,500 shares, to members of the Audit and Finance Committee.

The following table provides information regarding director compensation during the fiscal year ended December 31, 2013.

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)		Restricted Stock Awards (Number of Shares Granted)(1)	Grant Date Fair Value of Restricted Stock Awards ($)(1)(2) (c)	Option Awards(3) (d)	Grant Date Fair Value of Option Awards ($)	All Other Compensation ($) (g)	Total ($) (h)
James F. Gero (former Chairman of the Board)	220,000		3,500	76,230	—	—	—	296,230
Dr. Guy J. Jordan	70,000	(4)	3,500	76,230	—	—	—	146,230
Davey S. Scoon	75,000	(5)	3,500	76,230	—	—	—	151,230
Maria Sainz	60,000		3,500	76,230	—	—	—	136,230
Dr. Walter P. von Wartburg	90,357	(7)	3,500	76,230	—	—	—	166,587
Kenneth R. Weisshaar	65,000	(8)	3,500	76,230	—	—	—	141,230
Kathleen T. Regan	9,370	(6)	—	—	30,000	229,135	—	238,505
Anthony Martin	4,767	(6)	—	—	30,000	181,070	—	185,837
Randy Thurman	18,740	(6)	—	—	30,000	229,135	—	247,875

(1)	Each amount represents a single grant made and approved effective September 26, 2013.
(2)	Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.
(3)	Grants shown in the column were made upon appointment date of the applicable director, which was November 5, 2013 for Ms. Regan and Mr. Thurman, and December 4, 2013 for Mr. Martin. Mr. Thurman subsequently departed the Board, and forfeited this grant in its entirety. Unexercised outstanding option awards for the directors that were exercisable as of December 31, 2013 are as follows: Mr. Gero – 66,334; Dr. Jordan – 44,334; Mr. Scoon – 12,000; Ms. Sainz – 0; Dr. von Wartburg – 44,334; Mr. Weisshaar – 44,334; Ms. Regan – 0; Mr. Martin – 0; and Mr. Thurman – 0.
(4)	Reflects $10,000 payment for service as Chair of the Compensation Committee.
(5)	Reflects $15,000 payment for service as Chair of the Audit and Finance Committee.
(6)	Compensation was pro-rated to reflect that Ms. Regan and Mr. Thurman, and Mr. Martin, joined the Board in November 2013 and December 2013, respectively.
(7)	Reflects payment in local currency.
(8)	Reflects $5,000 payment for service as Chair of the Nominating and Governance Committee.

EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan in recent years had been the 2004 LTIP. In 2012, our shareholders approved the 2012 LTIP, which is now our primary equity compensation plan. Some current and former executive officers continue to hold outstanding awards under our previous Staff Share Option Plan, although we no longer grant awards under this plan. All named executive officers are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of these has been approved by our shareholders. We have also made inducement grants of stock options to new employees in reliance on the Nasdaq exception to shareholder approval for such grants. For more information on our equity compensation plans, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a)(1)		Weighted-Average Exercise Price of Outstanding Options and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	1,624,179	(2)	42.83	1,745,485	(3)
Equity Compensation Plans Not Approved by Security Holders	450,000	(4)	34.23	—
Total	2,074,179		40.96	1,745,485

(1)	This column includes stock options and restricted stock. The weighted-average exercise price in column (b) only relates to the exercise price of stock options because the restricted stock has no exercise price.
(2)	Options were granted pursuant to the following plans: the Staff Share Option Plan, the 2004 LTIP and the 2012 LTIP. There are currently no more shares available for issuance under the Staff Share Option Plan or 2004 LTIP.
(3)	Included are 984,383 shares remaining available for grant under the 2012 LTIP and 761,102 registered shares available for issuance pursuant to the SPP, in each case as of December 31, 2013. Of the 761,102 shares that were available for issuance pursuant to the SPP as of such date, 79,794 of these shares were issued in January 2014 pursuant to plan contributions made during the 2013 fiscal year.
(4)	Reflects inducement grant stock options granted in reliance on the Nasdaq exception to shareholder approval for equity grants to new hires.

PROPOSAL 1: ELECTION OF DIRECTORS

Effective as of the Annual General Meeting, the Board will consist of eight seats, each of which is up for election at the Annual General Meeting. We have nominated Mr. Hinrichs, Dr. Jordan, Dr. Martin, Mr. Mason, Mr. Matricaria, Ms. Regan, Ms. Sainz and Mr. Scoon to stand for election at the Annual General Meeting for these eight seats. Each seat will be elected for a one year term expiring at the 2015 annual general meeting of shareholders and/or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next Annual General Meeting.

Directors Standing for Election

James F. Hinrichs	Director

Mr. Hinrichs, 46, was appointed to the Board in April 2014. Since December 2010, he has served as Chief Financial Officer of CareFusion Corporation, a publicly traded medical technology company. He previously served as CareFusion’s Senior Vice President, Global Customer Support, from January 2010 to December 2010, and as its Senior Vice President, Controller, from January 2009 to January 2010. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., he worked since 2004 at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health, and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following over a decade of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in business from Carnegie Mellow University.

The Board believes that Mr. Hinrich’s financial and accounting experience gained through the foregoing roles, including in particular his experience as a public company chief financial officer, provide important expertise to the Board and will, in particular, enable him to provide service and leadership as the Chair of the Company’s Audit and Finance Committee effective as of the Annual General Meeting.

Dr. Guy J. Jordan, Ph.D.	Director

Dr. Jordan, 65, became a director of Orthofix in 2004. Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development. Dr. Jordan earned a Ph.D. in organic chemistry from Georgetown University as well as an MBA from Fairleigh Dickinson University. He also currently serves on the boards of private health care companies EndoGastric Solutions, Inc., Tangent Medical, Inc. and Catheter Connections, Inc.

The Board believes that Dr. Jordan’s current and past experience as an executive and board member of several medical device companies, as well as his accomplished academic background, brings valuable insight to the Board. In addition, he provides relevant knowledge and understanding of public company governance and compensation issues.

Anthony F. Martin, PhD	Director

Dr. Martin, 59, was appointed to the Board in December 2013. Dr. Martin has more than 25 years of international experience in managing life science businesses in both executive and non-executive roles. Since 2006, he has been the Managing Partner at TMA Consultants, an entity that he founded and that specializes in providing interim management and directorships to biopharmaceutical, life sciences research, medical device and diagnostic companies. He is currently the Non-Executive Chairman of Immunodiagnostics Systems Holdings plc, Sphere Medical Holding plc, and Phico Therapeutics Ltd, and a Non-Executive Director of Abcam plc. He gained a doctorate in Immunology from the University of Manchester Medical School and a first class honors degree in Applied Chemistry from Huddersfield University. Dr. Martin has previously served as chief executive officer at a number of international life sciences and diagnostic businesses including British Bio-Technology Products ltd, Celsis International plc, AZUR Environmental, the molecular biology division of Invitrogen Corporation, and Molecular Probes Inc. He has also previously served as the Chairman of NeuTec Pharma plc and Molecular Insight Pharmaceuticals Inc. and as a board member of Prelude Trust plc and Invitrogen Corporation. In addition, he previously served on the scientific advisory Board of Agilent Technologies.

The Orthofix board believes that Dr. Martin’s extensive experience as an international operational CEO, combined with his deep knowledge of the UK institutional shareholder base for medical companies and UK financing matters, adds significant value to the board as the Company seeks to grow its UK and European operations and market presence. The board also believes that his experience serving with both UK and US public companies brings added depth and a cross-border perspective with board governance matters.

Bradley R. Mason	Director (and President and Chief Executive Officer)

Mr. Mason, 60, has served a director since last year’s Annual General Meeting. Mr. Mason rejoined Orthofix in March 2013 as our President and Chief Executive Officer after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 25 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he was a founder and held the position of Executive Vice President. Since his retirement from Orthofix in 2010, he has served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012 (which consulting relationship has been terminated as of March 13, 2013). Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

The Board believes that Mr. Mason’s leadership skills, operational knowledge and industry expertise, and his perspective as the Company’s President and Chief Executive Officer, brings unique and valuable insight to the Board.

Ronald Matricaria	Chairman of the Board

Mr. Matricaria, 71, was appointed to the Board in March 2014. He has more than 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From April 1993 to May 1999, he served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from January 1995 to December 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., where his last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. He is also currently Chairman of the Board at Volcano Corporation, a member of the Board at Phoenix Children’s Hospital and, most recently, served on the Board of Directors of Life Technologies Corporation. Additionally, Mr. Matricaria has served on the board of a number of public and private companies including Home Depot Inc., Diametric Medical Inc., Ceridian Inc., Centocor Inc., Haemonetics Inc., Kinetic Concepts, Inc., Hospira Inc., Cyberonics Inc., Vistacare Inc., Advanced Medical Technology Association (AdvaMed), the Pharmaceutical Manufacturers Association International Section, the American Diabetes Association, the American Foundation for Pharmaceutical Education, the National Foundation for Infectious Diseases, the National Retiree Volunteer Center and the Indiana Repertory Theatre as well as a trustee on the board of the Massachusetts College of Pharmacy and Allied Health Science. He also chaired the BioMedical Engineering Institute campaign, which raised an operating endowment for the Institute at the University of Minnesota. He remains a Trustee emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelor’s degree in pharmacy from the Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy, as well as an honorary PharmD degree, in recognition of his contributions to the practice of pharmacy.

The Board believes that Mr. Matricaria’s wealth of experience as both an executive and director in the medical device industry brings invaluable experience and leadership qualities to the Board.

Kathleen T. Regan	Director

Ms. Regan, 52, was appointed to the Board in November 2013. She has been advising and investing in healthcare companies for the past twenty five years. She became a venture partner of Radius Venture, a venture capital firm focused on the life sciences and healthcare industry, in January 2010. Prior to joining Radius, from January 2008 to September 2009 Ms. Regan was the Executive Vice President of Keystone Dental, Inc., a portfolio company of Warburg Pincus LLC, where she led strategy and business development. Between 2003 and 2008, she served as a consultant to Warburg Pincus LLC, a leading global private equity firm, where she was involved in identifying new investment opportunities and investing with the medical technology team and served as a board member to several portfolio companies. Previously, Ms. Regan spent more than fifteen years in healthcare investment banking raising capital and advising on mergers and acquisitions and was a Senior Managing Director and Director of Healthcare Investment Banking at Sun Trust Robinson Humphrey LLC and, previously, a Managing Director at Freedom Securities Tucker Anthony. She also serves on the Board of Trustees of the Lutheran HealthCare, a not for profit hospital, family health network, long term care and home health care system in New York. Ms. Regan received a B.A., cum laude, from Princeton University and a MPH from Columbia University.

The Board believes that Ms. Regan brings exceptional leadership traits and knowledge of the healthcare industry. The Board values the financial, strategic and general business judgment and expertise Ms. Regan has provided since joining the Board in November 2013. In particular, the Board appreciates her active role on the Audit and Finance Committee during its independent review of accounting matters, and important service as Interim Chair of the Board in early 2014 while the Company completed its restatement of previously filed financial statements. The Board believes that she is ideally suited to her recently undertaken role as Chair of the Nominating and Governance Committee.

Maria Sainz	Director

Ms. Sainz, 48, became a director of Orthofix in November 2012, after previously having served on our Board from June 2008 to September 2011. In April 2012, she became the President and Chief Executive Officer, and a director, of CardioKinetix Inc., a heart failure related medical device company. From April 2008 to October 2011, she was President and Chief Executive Officer of Concentric Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke, which was sold to Stryker Corporate in October 2011. Upon this acquisition, she served as General Manager of the Stryker Neurovascular business unit until April 2012. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation. After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific. Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing – Vascular Intervention of Guidant. Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Master’s Degree in International Management from American Graduate School of International Management. Ms. Sainz has served as a director of publicly-traded medical device companies The Spectranetics Corporation and MRI Interventions, Inc. since November 2010 and January 2014, respectively.

Ms. Sainz provides the Board with significant experience in the medical device industry, as well as insight into international markets. The Board also values the perspective she brings from her current position as a chief executive officer.

Davey S. Scoon	Director

Mr. Scoon, 67, became a director of Orthofix in August 2011. Mr. Scoon serves as Chairman of the Board of Directors of Tufts Health Plan, where he has been a director since 1981. He also serves as Chairman of the Board of Trustees of Allianz Funds, a registered investment company consisting of 22 mutual funds, where he has been a director since 2006. Mr. Scoon is the Chairman of the Audit Committee of pharmaceutical companies AMAG Pharmaceuticals, Inc. and Biodel Inc., where he has been a director since 2006 and 2012, respectively. He has been an Adjunct Assistant Professor at Tufts University School of Medicine since 2005. He also previously served as the Chairman of the Audit Committee of pharmaceutical companies NitroMed, Inc. and CardioKine, Inc., where he was a director from 2003 to 2009 and 2005 to 2012, respectively. He was also a member of the Board of Directors of Inotek Pharmaceuticals Corporation, a pharmaceutical company, from 2006 to 2009. From 2003 to 2005, Mr. Scoon was Chief Administrative and Financial Officer of Tom’s of Maine, a company that manufactures natural care products. From 2001 to 2003, Mr. Scoon served as Chief Financial and Administrative Officer for Sun Life Financial U.S., and from 1999 to 2001, Mr. Scoon served as Vice President and Chief Financial Officer for Sun Life Financial U.S. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) in various capacities, including Chief Financial Officer and Chief Operating Officer. Mr. Scoon holds a B.B.A. from the University of Wisconsin and an M.B.A. from Harvard Business School. He is a lecturer at the University of Wisconsin-Madison.

The Board believes that Mr. Scoon’s financial, accounting, human resources, and risk management experience gained through the various executive and board positions he has held over the past thirty years provides the Board with valuable and highly specialized expertise and advice. In addition, the Board values his experience as a former chief financial officer, and qualifications as an “audit committee financial expert”, especially in connection with his service on the Company’s Audit and Finance Committee.

The Board of Directors unanimously recommends that you vote “FOR”

the election of the foregoing nominees for director.

PROPOSAL 2: APPROVAL OF FINANCIAL STATEMENTS FOR THE

FISCAL YEAR ENDED DECEMBER 31, 2013

Shareholders will be asked to consider, and, if thought fit, approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2013.

Pursuant to Article 116 of Book 2 Civil Code of Curaçao, the Board is required to draw up the Company’s consolidated balance sheet and consolidated statement of operations within eight months after the end of the fiscal year and to submit the same to the Annual General Meeting of Shareholders for approval.

A copy of the Company’s consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2013 is included in the 2013 Form 10-K, a copy of which accompanies this proxy statement.

Note that the financial statements included in the 2013 Form 10-K include our recently filed restatement of financial statements for the fiscal year ended December 31, 2012 and certain other prior fiscal years.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2013.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

We are asking you to ratify the Audit and Finance Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2014. Ernst & Young LLP has served as the independent registered public accounting firm of Orthofix since 2002. They have unrestricted access to the Audit and Finance Committee to discuss audit findings and other financial matters.

We do not anticipate that representatives of Ernst & Young LLP will be at the Annual General Meeting. The work performed by Ernst & Young LLP during 2013 and 2012 and the related fees are set forth below.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting shareholders’ opinions that the Audit and Finance Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual General Meeting, the Audit and Finance Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for 2014.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Ernst & Young LLP during the fiscal years ended December 31, 2013 and December 31, 2012:

	2013	2012
Audit Fees	$7,020,000	$2,786,000
Audit-Related Fees	$35,000	$134,000
Tax Fees	$1,189,000	$877,000
All Other Fees	$2,000	$2,000

Total	$8,246,000	$3,799,000

Audit Fees

Audit fees in 2013 and 2012 consisted of the aggregate fees, including expenses, incurred in connection with the audits of our annual financial statements and internal controls, as well as quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, statutory audits of our subsidiaries and services that are normally provided by the independent registered public accounting firm. Included in the 2013 amount is approximately $3,609,000 of fees related to the financial statement restatement and related review of accounting matters by the Audit and Finance Committee.

Audit-Related Fees

Audit-related fees in 2013 and 2012 consisted of the aggregate fees, including expenses, incurred for assurance and related services and are not reported under “Audit Fees.” The 2013 amount reflects fees incurred for review and assistance in connection with comment letters received by the Company from the staff of the SEC’s Division of Corporation Finance, and the 2012 amount reflects fees incurred for employee benefit plan audits and due diligence services.

Tax Fees

Tax fees in 2013 and 2012 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All Other Fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2013 and 2012, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit and Finance Committee approves all audits, audit-related services, tax services and other services provided by Ernst & Young LLP. Any services provided by Ernst & Young LLP that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit and Finance Committee in advance of any engagement, or (ii) pre-approved by the Chair of the Audit and Finance Committee pursuant to authority delegated to him by the other independent members of the Audit and Finance Committee, in which case the Audit and Finance Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit and Finance Committee prior to the completion of the audit engagement. In 2013 and 2012, all fees paid to Ernst & Young LLP for non-audit services were pre-approved.

In making its recommendation to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, the Audit and Finance Committee has considered whether the services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit and Finance Committee held 33 meetings during the 2013 fiscal year, many of which related to the independent review of certain accounting matters undertaken by the Committee in July 2013, which led to the Company’s recently filed financial statement restatement for certain prior fiscal years. In addition to meetings related to this independent review, we also held other meetings that were designed, among other things, to facilitate and encourage communication among the Committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP. The Committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. We discussed with Ernst & Young LLP the overall scope and plans for their audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with management and Ernst & Young LLP. We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent accountant their independence from Orthofix. When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited consolidated financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We also recommended the selection of Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2014 and, based on that recommendation, the Board has selected Ernst & Young LLP as Orthofix’s independent registered public accounting firm for 2014.

The Audit and Finance Committee

Davey S. Scoon, Committee Chair

Kathleen T. Regan

Maria Sainz

Kenneth R. Weisshaar

PROPOSAL 4: ADVISORY AND NON-BINDING VOTE ON EXECUTIVE COMPENSATION

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the Company’s Annual General Meeting of Shareholders held in August 2011, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views the advisory vote as a good corporate governance practice, and because at our 2011 annual meeting of shareholders more than 86% of the total votes cast were in favor of an annual advisory vote, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement for the 2014 Annual General Meeting.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent.

At the Company’s Annual General Meeting of Shareholders held in June 2013, approximately 97% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. This followed 97% and 98% votes in favor at the meetings held in 2012 and 2011, respectively. The Committee believes this vote affirms shareholders’ support of the Company’s approach to executive compensation. The Committee evaluated the results of the 2013 say-on-pay proposal at its September 2013 meeting. The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by our compensation consultant, and review of data of a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s subsequent decisions regarding our named executive officers’ compensation during 2013 and 2014, the Committee did not make any changes to our executive compensation program and policies as a result of the 2013 say-on-pay proposal voting results. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our shareholders.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2015 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before December 30, 2014. Please address your proposals to: Chairman of the Board, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, our proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2015 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by March 21, 2015 of its intent to present a proposal at the 2015 Annual General Meeting of Shareholders.

. MMMMMMMMMMMM Orthofix International N.V. C123456789 MMMMMMMMMMMMMMM IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINESACKPACK000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals ? The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 ? 4. 1. Election of Directors: 01—James F. Hinrichs 02—Guy J. Jordan 03—Anthony F. Martin 04—Bradley R. Mason 05—Ronald A. Matricaria 06—Kathleen T. Regan + 07—Maria Sainz 08—Davey S. Scoon Mark here to vote Mark from here to WITHHOLD For All EXCEPT—To withhold authority to vote for any FOR all nominees vote all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Approval of the consolidated balance sheet and 3. Ratification of the selection of Ernst & Young as the consolidated statement of operations at and for the fiscal independent registered public accounting firm for year ended December 31, 2013. Orthofix and its subsidiaries for the fiscal year ending 4. Approval of an advisory and non-binding resolution on December 31, 2014. executive compensation. B Non-Voting Items Change of Address ? Please print your new address below. Comments ? Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures ? This section must be completed for your vote to be counted. ? Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) ? Please print date below. Signature 1 ? Please keep signature within the box. Signature 2 ? Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1 U P X 1 9 8 9 2 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01UGJA

Important notice regarding the internet availability of proxy materials for the Annual General Meeting of Shareholders: the 2014 Proxy Statement and the 2013 Annual Report to Shareholders are available at: http://ir.orthofix.com/investors/annuals.asp PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Orthofix International ANNUAL GENERAL N.V. MEETING OF SHAREHOLDERS—JUNE 19, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints J. Brent Alldredge, Kevin Brevelle, Jeffrey M. Schumm and Mark Quick, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of Orthofix International N.V. (the “Company”) which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held at 11:00 a.m., local time, on June 19, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting. (Continued and to be marked, dated and signed, on the other side)